EXHIBIT 10.1

FRESH DEL MONTE PRODUCE INC.
PERFORMANCE INCENTIVE PLAN FOR CHIEF EXECUTIVE OFFICER

THE PLAN

Fresh Del Monte Produce Inc., a Cayman Islands corporation (the “Company”), established the Performance Incentive Plan for the Chief Executive Officer on March 02, 2011 (the “Plan”), effective as of January 1, 2011.

1.             Purpose

The purpose of this Plan is to advance the interests of the Company by providing a means to pay performance-based short-term incentive compensation to the Company’s Chief Executive Officer upon whose judgment and efforts the Company is largely dependent for the successful achievement of its annual business goals.

2.             Definitions

As used in this Plan and in connection with any Award, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)           “Award” means the opportunity to earn compensation under this Plan, subject to the achievement of one or more Performance Goals and such other terms and conditions as the Committee may impose.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder.  References to a particular section of, or rule under, the Code shall include references to successor provisions.

(d)           “Committee” has the meaning specified in Section 3(a).

(e)           “Net Income” is the amount of Net Income of the Company reflected on the audited financial statements for the measurement period as adjusted under the provisions of 5(a).

(f)            “Participant” means the Chief Executive Officer of the Company who has been granted an Award that remains outstanding.

(g)           “Performance Goal” means those goals and measures selected by the Committee for each Participant and each Performance Period, as described in Section 5(b).

(h)           The “Performance Period” for an Award means the Company’s fiscal year to which the Performance Goals relate.

(i)            “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(j)            “Termination of Employment” of a Participant means the termination of the Participant’s employment with the Company.

(k)           “Threshold Amount” means the level of Net Income specified by the Committee as necessary in order for any annual incentive award to be awarded.

3.             Administration

(a)   This Plan shall be administered by the Compensation Committee of the Board, or such other committee consisting of two or more “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption) as is appointed by the Board (the “Committee”).  The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, to establish the terms and conditions of Awards, to determine the extent to which Awards are actually earned pursuant to their terms and the amounts to be paid, either in cash or otherwise, to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan.  The Committee may delegate any or all of its administrative duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, but no such delegation shall be made to the extent it would cause an Award not to qualify for the Section 162(m) Exemption.

(b)   Prior to payment, the Committee shall certify in writing that the Performance Goals and any other material terms of the Awards were in fact satisfied.  For this purpose, approved minutes of the Committee meeting in which the certification is made are treated as written.

(c)   The determination of the Committee on all matters relating to this Plan and all Awards shall be made in its sole discretion, and shall be conclusive and final.  No member of the Committee or any delegate of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

4.             Eligibility; Maximum Awards; Payment of Awards

(a)   Awards may be granted only to the Chief Executive Officer of the Company.

(b)   The maximum Award that can be made to any one Participant with respect to each Performance Period shall be an amount equal to the lesser of (i) 250% of the Participant’s base pay and (ii) $3,000,000.

(c)   Awards shall be payable as soon as practicable following the written certification thereof by the Committee for such Performance Period or at such time as the Committee may determine, but in no event later than two and one-half months following the end of the Performance Period.  Unless otherwise provided in an employment agreement or other agreement between the Company and a Participant, Participants must be employed on the date of payment in order to receive such Award.

(d)   Awards may be paid, in whole or in part, in cash, in the form of stock based awards (other than options) made under the Company’s 2011 Omnibus Share Incentive Plan, as amended from time to time and any successor plan, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.  Where Awards are paid in property other than cash, the value of such Awards, for purposes of the Plan, shall be determined by reference to the fair market value of the property on the date of the Committee’s certification required by Section 3(b).  For this purpose, the fair market value of shares of common stock of the Company on a particular date shall equal the “Fair Market Value” (as determined under the 2011 Omnibus Share Incentive Plan) of such shares on that date.

5.             Establishment of Awards

(a)   In connection with the grant of each Award, the Committee shall, in writing, by resolution of the Committee or other appropriate action, not later than 75 days after the commencement of the Performance Period to which the performance goals relate, (i) determine the Performance Goal(s) applicable to such Award, (ii) establish the formula for determining the amounts payable based upon achievement of the applicable Performance Goals, (iii) determine the consequences for the Award of the Participant’s demotion or promotion during the Performance Period, (iv) specify the consequences for the Award of the occurrence of a change in control during the Performance Period, and (v) establish such other terms and conditions for the Award as it may deem appropriate.

Performance Goals may take the form of absolute goals or goals relative to the performance of one or more other companies or of an index covering multiple companies.  In establishing Performance Goals and measuring their achievement, the Committee may specify that there shall be excluded the effect of restructuring charges, facility closure costs, discontinued operations, asset impairment charges, the effect of foreign currency fluctuations outside of specified parameters, extraordinary items, cumulative effects of accounting changes, certain weather related impacts; losses on debt extinguishment; the cost and impact of governmental investigations or proceedings, including fees and penalties to the extent such investigations result in no findings of illegal behavior on the part of the Company or an individual Participant ; items classified in our consolidated financial statements as items of “Other Income and Expense”; the impact of new accounting standards or income tax regulations; and other unpredictable and uncontrollable events, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such excluded items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis in the Company’s financial statements.  The exclusion of any of the above listed items in determining the achievement of any Performance Goals will be at the sole discretion of the Committee.

The formula established by the Committee shall be based upon one or more of the following performance goals, individually or in combination, adjusted in such manner as the Committee shall determine:

  (i)   before or after tax net income;

  (ii)   earnings per share;

  (iii)   book value per share;

  (iv)   stock price;

  (v)   return on stockholder’s equity;

  (vi)   expense management;

  (vii)   improvements in capital structure,

  (viii) profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year);

  (ix)   business growth (percent increase in revenue from year to year);

  (x)   before or after tax profit margins;

  (xi)   budget comparisons;

  (xii)   total return to stockholders;

  (xiii)   market share (percent shares the Company has captured in the market);

  (xiv)  the relative performance of the Company against a peer group of companies on any of the measures above; or

  (xv)   any similar metric that would reflect the Company’s performance in effecting its strategy.

(b)   A Participant may not receive payment for an Award unless applicable Performance Goal(s) have been achieved and such results have been certified by the Committee in accordance with Section 3(b).

(c)   Awards made under this plan shall be determined using a combination of the achievement of the Performance Goals as determined under 5(b) above (the “Corporate Achievement Factor”), the Target Award, and the individual performance of the Participant (the “Individual Performance Factor”).  No award will be deemed earned if Net Income for the period is below the Threshold Amount of Net Income as determined by the Committee under 3(b) and no Award can made to the extent such Award exceeds a percentage of the amount by which Net Income exceeds the Threshold Amount as established by the Committee at the beginning of the measurement period.  The Target Award is equal to 100% of the Participant’s salary at the time the Target Award is established.  The Corporate Achievement Factor is equal to the weighted average of the percentage of the actual achievement of each individual Performance Goal measured against each individual Performance Goal applicable to the measurement period.  The Individual Achievement Factor will be determined by the Committee after considering the totality of the contribution of each Participant to the achievements of the Company during the measurement period.  The maximum Corporate Achievement Factor may not exceed 125% and the maximum Individual Achievement Factor may not exceed 200%.  The Committee may fix the Individual Achievement Factor at the beginning of the measurement period and upon the conclusion of the measurement period use its discretion to reduce the Individual Achievement Factor from that amount.

As an illustration of the computation:

Annual Incentive = Corporate Achievement Factor x Target Award x Individual Achievement Factor.

Performance Goal 1 achieved at 100% of objective.
Performance Goal 2 achieved at 50% of objective.
Performance Goal 3 achieved at 120 % of objective.
Corporate Achievement Factor (equally weighted) = 90%
Target Award = 100% of salary
Individual Achievement factor determined to be 150%
Award = (90% x 100% x 150%) x Salary = 135% of salary

Note that the above illustration would also be subject to achievement of the Threshold Amount of Net Income and a limitation on the percentage of the excess of Net Income above the Threshold which can be used for annual incentives.

(d)   The Committee shall have the right to decrease, but not increase, the amount payable pursuant to an Award, irrespective of the achievement of Performance Goals, in its sole discretion at any time and for any reason prior to the certification of the payment by the Committee.

(e)   Any questions or disputes as to the applicability of provisions of this plan, the definition of any Performance Goals or other terms of this plan or with regard to the computation of the amount of any award, shall be determined in the sole discretion of the Committee.

6.             Non-Transferability

Awards shall not be assignable or transferable other than by will or the laws of descent and distribution.

7.             Withholding Taxes

The Company may withhold or cause to be withheld from any or all payments under this Plan such amounts as are necessary to satisfy all U.S. federal, state and local withholding tax requirements related thereto.

8.             Funding

The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

9.             No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give Participant the right to remain employed by the Company or any of its subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

10.           Amendment of this Plan and Awards

The Board may from time to time in its discretion amend or modify this Plan or Awards and the Board or the Committee may from time to time amend Awards; provided that, except as set forth in Section 5(d), no such amendment shall materially decrease the value of any previously-granted Award without the consent of the Participant, unless required by law.

11.           Termination of this Plan

This Plan shall terminate immediately before the first meeting of the Company’s stockholders that occurs during the calendar year 2016 or at such earlier time as the Board may determine.  Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

12.           Controlling Law

The law of the state of Florida, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

13.           Section 409A

All provisions of the Plan are meant to be exempt from compliance with Section 409A of the Code, to the maximum extent permitted pursuant to Section 1.409A-1(b)(4), or otherwise, and in all other respects to comply with Section 409A of the Code.  Accordingly, all provisions of the Plan shall be construed in a manner consistent with avoiding taxes or penalties under Section 409A of the Code.  If any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall reasonably cooperate with that Participant to reform such provision to comply with Section 409A of the Code to the extent permissible by applicable law; however, nothing herein shall require the Company to provide any Participant with a gross-up for any tax, interest or penalty incurred by such Participant under Section 409A of the Code.

14.           Return of or Reduction in the Award

In the event that following the end of the Performance Period, it is determined by the Committee and ratified by the Board that an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award.  The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.  The Company shall have the right to offset any amounts due it under this provision from any amounts due Participant from any other incentive compensation or equity award plans in which Participant participates.

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